EXHIBIT 7

                                VOTING AGREEMENT


              VOTING AGREEMENT, dated as of May 5, 1998 (this "Agree ment"), between Foundation Health Corporation, a Delaware corporation ("Seller"), and Insurance Partners Offshore (Bermuda), L.P. (the "Stockholder").

              WHEREAS, Seller and Superior National Insurance Group, Inc., a Delaware corporation (the "Company") have, contemporaneously with the execution of this Agreement, entered into a Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the "Purchase Agree ment"), which provides, among other things, that the Company desires to purchase from Seller, and Seller desires to sell to the Company, all of the shares of the Business Insurance Group, Inc., a Delaware insurance holding company ("BIG"), subject to the terms and conditions of the Purchase Agreement (the "Purchase"); and

              WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 765,304 shares of Common Stock entitled to vote, par value $.01 per share of the Company ("Company Common Stock"); and

              WHEREAS, as a condition to the willingness of Seller to enter into the Purchase Agreement, Seller has required that the Stockholder agree, and in order to induce Seller to enter into the Purchase Agreement, the Stockholder has agreed, to enter into this Agreement.

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                VOTING OF SHARES
                                ----------------

              Section 1.1 Voting Agreement. The Stockholder hereby agrees, during the time this Agreement is in effect, at any meeting of the stockholders of the Company relating to the Purchase, to: (a) appear, or cause the holder of record on the applicable record date (the "Record Holder") to appear, at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum; (b) vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of the Company Common Stock owned or with respect to which the Stockholder has or shares voting power and shares of the Company Common Stock which shall, or with respect to which voting power shall, hereafter be acquired by the Stockholder (collectively, the "Shares") in favor of (i) the issuance of shares of common stock, par value $.01 per share, of the Company pursuant to the purchase agreement (and related letter agreement with the Zurich Centre Investments Ltd. ("ZCI")) with Insurance Partners L.P. ("IP"), Insurance Partners Offshore (Bermuda), L.P. ("IPB"), and Capital Z Partners, Ltd. ("Capital Z") (collectively, the "1998 Stock Purchase Agreement"), dated the date hereof, (ii) the transactions contemplated by (x) the 1998 Stock Purchase Agreement and (y) the Debt Offering (as defined in the 1998 Stock Purchase Agreement) (together, the "Financing Agreements") for the financing of the transactions contemplated by the Purchase Agreement and (iii) any amendment to the certificate of incorporation of the Company necessary to complete the transactions contemplated by the 1998 Stock Purchase Agreement; and (c) vote, or cause the Record Holder to vote, such Shares against: (i) any extraordinary corporate transaction (other than the Purchase), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, and (ii) any sale or transfer of a material amount of the assets of the Company or any of its subsidiaries if the transactions described in clauses (i) or (ii) would adversely effect the Company's ability to complete the Purchase. The Stockholder acknowledges receipt and review of a copy of the Purchase Agreement. Notwithstanding anything to the contrary contained herein, the parties hereto understand and agree that (i) the Shares are subject to Section 4.2 of the Stock Purchase Agreement, dated as of September 17, 1996, as amended and restated as of February 17, 1997 (the "1996 Stock Purchase Agreement"), among the Company, IP and IPB and (ii) the Stockholder shall have no obligation under Section 1.1 of this Agreement so long as the Proxy referred to below is in effect.


                                     C(2)-2

              Section 1.2 Irrevocable Proxy. (a) In furtherance of the transac tions contemplated hereby, concurrently with the execution of this Agreement, the Stockholder shall execute and deliver to Seller a proxy in the form attached hereto as Exhibit A (the "Proxy"). THE PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Such irrevocable Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

                      (b) The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares which the Stockholder may have heretofore appointed or granted only to the extent it relates to the matters referred to in Section 1.1 hereof, and no subsequent proxy or power of attorney shall be given or written consent executed only to the extent it relates to matters referred to in Section 1.1 hereof (and if given or executed, such proxy or power of attorney shall not be effective) by such Stockholder with respect thereto. All authority conferred by this Section 1.2 or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, assigns and successors of the Stockholder.

                      (c) The Seller hereby agrees, during the time this Agreement is in effect, to take any and all actions necessary to cause the Proxies to be voted at any meeting of the Company's stockholders in favor of all the transactions contem plated by the Financing Agreements.

                      (d) The Seller hereby agrees not to consent to any amend ment or modification to the Purchase Agreement, including, but not limited to,
Article VII or the definition of "Closing Date" as contained therein, which would adversely effect the Stockholder pursuant to the terms of this Agreement without the prior written consent of the Stockholder.

              Section 2.6 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Purchase Agreement, the Stockholder shall not (i) enter into any voting agreement or arrangement with respect to the Shares only to the extent it relates to the matters referred to in Section 1.1 hereof, (ii) grant a proxy or power of attorney or other authorization with respect to the Shares only to the extent it relates to the matters referred to in Section 1.1 hereof or (iii) take any other action, in each case, that


                                     C(2)-3
would in anyway restrict, limit or interfere with the performance of the Stock holder's obligations hereunder or the transactions contemplated hereby.

                                   ARTICLE IV

                            RESTRICTIONS ON TRANSFER
                            ------------------------

              Section 4.2 Transfer of Title or Beneficial Ownership. The Stock holder hereby covenants and agrees that the Stockholder will not, prior to the termination of this Agreement, either directly or indirectly, offer, agree or other wise sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or any interest therein, owned either directly or indirectly by the Stockholder or with respect to which the Stockholder has the power of disposition, whether now or hereafter acquired, other than pursuant to an agreement which specifically provides that the purchaser of such Shares will assume the Stockholder's obliga tions hereunder.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
                -------------------------------------------------

              The Stockholder hereby represents and warrants to Seller as follows:

              Section 6.2 Authority Relative to This Agreement. The Stock holder has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transac tions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relat ing to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

              Section 6.4 No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not result in any breach of or constitute a default (or an event


                                     C(2)-4
that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

              Section 6.6 Title to the Shares. As of the date hereof, the Stock holder is the record or Beneficial Owner of 765,304 shares of Company Common Stock, which are all of the securities of the Company with voting rights owned, either of record or beneficially, by the Stockholder. The Shares are owned free and clear of any limitations on the Stockholder's voting rights, except as set forth in Section 4.2 of the 1996 Stock Purchase Agreement. Except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

              Section 8.2 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Purchase Agreement in accordance with its terms pursuant to Article VII of the Purchase Agreement, as in effect on the date hereof, and (b) the Closing Date (as defined in the Purchase Agreement, as in effect on the date hereof). In the event of termination of this Agreement pursuant to (a) above, written notice thereof shall forthwith be given to the Stockholder.

              Section 8.4 Enforcement of Agreement. The Stockholder agrees that irreparable damage would occur and that Seller would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Seller shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal courts of the United States of America located in Los Angeles County, California (and federal courts


                                     C(2)-5
having jurisdiction over appeals therefrom), this being in addition to any other remedy to which Seller is entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of the federal courts of the United States of America located in Los Angeles County, California (and federal courts having jurisdiction over appeals therefrom) in respect of this Agreement, (ii) agrees that such party will not attempt to deny or defeat such per sonal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement in any court other than the federal courts of the United States of America located in Los Angeles County, California.

              Section 8.6 Successors and Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by the Stockholder or the Seller without the prior written consent of the other party, except by laws of descent. If the Stockholder shall acquire ownership of, or voting power with respect to, any addi tional Shares in any manner, whether by the exercise of any options or any securities or rights convertible into or exchangeable for Company Common Stock, operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares, the Stockholder shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Without limiting the foregoing, the Stockholder specifically agrees that the obligations of the Stockholder hereunder shall not be terminated by operation of law, whether by the death or incapacity of the Stockholder or otherwise.

              Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between Seller and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Seller and the Stockholder with respect to the subject matter hereof.

              Section 8.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


                                     C(2)-6

              Section 8.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

              Section 8.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall neverthe less remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent to the parties as closely as possible to the fullest extent permitted by applica ble law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

              Section 8.16 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means):

                        (i) if to Seller,

                                  Foundation Health Systems, Inc.
                                  225 North Main
                                  Pueblo, CO 81003
                                  Telephone No.:  (719) 585-8077
                                  Telecopy No.: (719) 585-8175
                                  Attn:  General Counsel

                        with a copy to:

                                  Skadden, Arps, Slate, Meagher &


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                                  Flom (Illinois)
                                  333 West Wacker Drive
                                  Chicago, Illinois  60606
                                  Telephone No.: (312) 407-0700
                                  Telecopy No.:  (312) 407-0411
                                  Attn:  Peter C. Krupp, Esq.

                        (ii) if to Stockholder,

                                  Insurance Partners Offshore (Bermuda), L.P.
                                  Cedar House
                                  41 Cedar Avenue
                                  P.O. Box HM 1179
                                  Hamilton, HM-EX Bermuda
                                  Telecopy No.:  (809) 292-7768
                                  Attention:  Kenneth E.T. Robinson, Esq.

                        with a copy to:

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, NY  10019-6064
                                  Telecopy No.:  212 757-3990
                                  Attn:  Marilyn Sobel, Esq.

                                  Insurance Partners Advisors, L.P.
                                  One Chase Manhattan Plaza
                                  44th Floor
                                  New York, NY 10005
                                  Telecopy No.:  (212) 898-8720
                                  Attn:  Bradley Cooper

              Section 8.18 Governing Law. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

              Section 8.20 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such

                                     C(2)-8
counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                                     C(2)-9

              IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

Insurance Partners Offshore (Bermuda), L.P.
-------------------------------------------

               INSURANCE PARTNERS OFFSHORE (BERMUDA),
               L.P., a Bermuda limited partnership

               By: Insurance GenPar (Bermuda) L.P., its
                   General Partner

               By: Insurance GenPar (Bermuda) MGP, L.P., its
                   General Partner

               By: Insurance GenPar (Bermuda), Ltd., its
                   General Partner

                   By: /s/ Bradley E. Cooper
                   -------------------------
                   Name:  Bradley E. Cooper
                   Title: First Vice President

Foundation Health Corporation

               FOUNDATION HEALTH CORPORATION
               a Delaware Corporation


               By: /s/ B. Curtis Westen
               ------------------------
               Name:  B. Curtis Westen
               Title: Senior Vice President

                                     C(2)-10

                                    EXHIBIT A

                                IRREVOCABLE PROXY

                                     to Vote

                     Superior National Insurance Group, Inc.

                                  COMMON STOCK

              The undersigned stockholder of Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL")), appoints B. Curtis Westen and Michael E. Jansen, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be benefi cially owned or owned of record by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned or owned of record by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares only to the extent it relates to the matters referred to in the third paragraph of this proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies only to the extent it relates to the matters referred to in the third paragraph of this proxy with respect to the Shares until after the Expiration Date (as defined below).

              This Proxy is irrevocable (to the extent permitted by the DGCL), is granted pursuant to that certain Voting Agreement, dated as of May 5, 1998, between Seller and the undersigned stockholder of the Company (the "Voting Agreement"), and is granted in consideration of Seller and the Company entering into that certain Purchase Agreement, dated as of May 5, 1998 (the "Purchase Agreement"). The Purchase Agreement provides for the Purchase of all of the shares of the Business Insurance Group, Inc., a Delaware insurance holding company ("BIG") upon the terms of the Purchase Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the termination of the Voting Agreement in accordance with its terms, and (ii) such date and time as the Purchase shall have become effective in accordance with the terms and provisions of the Purchase Agreement as in effect on the date hereof.

              The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the DGCL) at every annual, special or adjourned meeting of the stock holders of the Company and in every written consent in lieu of such meeting: (a) in favor of (i) the issuance of shares of common stock, par value $.01 per share, of the Company pursuant to the purchase agreement (and related letter agreement with the Zurich Centre Investments Ltd. ("ZCI")) with Insurance Partners L.P. ("IP"), Insurance Partners Offshore (Bermuda), L.P. ("IPB"), and Capital Z Partners, Ltd. ("Capital Z") (collectively, the "1998 Stock Purchase Agreement"), dated the date hereof, (ii) the transactions contemplated by (x) the 1998 Stock Purchase Agreement and (y) the Debt Offering (as defined in the 1998 Stock Purchase Agreement) (together, the "Financing Agreements") for the financing of the transactions contemplated by the Purchase Agreement and (iii) any amendment to the certificate of incorporation of the Company necessary to complete the transac tions contemplated by the 1998 Stock Purchase Agreement; and (b) against (i) any extraordinary corporate transaction (other than the Purchase) such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, and (ii) any sale or transfer of a material amount of the assets of the Company or any of its subsidiaries if the transactions described in clauses (i) or (ii) would adversely effect the Company's ability to complete the Purchase. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a) and (b) above. The undersigned stockholder may vote the Shares on all other matters.

              Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated:  May 5, 1998

Insurance Partners Offshore (Bermuda), L.P.

               INSURANCE PARTNERS OFFSHORE (BERMUDA),
               L.P., a Bermuda limited partnership

               By: Insurance GenPar (Bermuda) L.P., its
                   General Partner

               By: Insurance GenPar (Bermuda) MGP, L.P., its
                   General Partner

               By: Insurance GenPar (Bermuda), Ltd., its
                   General Partner

                   By: /s/ Bradley E. Cooper
                   -------------------------
                   Name:  Bradley E. Cooper
                   Title: First Vice President

Shares beneficially owned:


765,851 shares of Common Stock of the Company